Exhibit 99.3

November 15, 2006

Mr. Chris Daniel

c/o Hot Topic, Inc.

18305 E. San Jose Ave.

City of Industry, CA

91748

RE: Severance/Change of Control Provisions

Dear Chris,

Hot Topic, Inc. (the “Company”) is pleased about your promotion, as of the date of this letter, to the position of President, Torrid, which will be an executive officer position of the Company. In consideration of your acceptance of the position, and for other good and valuable consideration, the Company agrees to the following provisions, and asks you to agree to the same by execution of this letter below:

1.	TERMINATION

The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice, by giving written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon two weeks notice to the Company during which time you shall provide reasonable transition assistance to the Company. The Company reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two weeks notice period.

If the Company terminates your employment without Cause (as defined herein), then upon your furnishing to the Company an executed and effective release and waiver of all claims in the Company’s form, you shall be entitled to receive severance payments in the form of continuation of your base salary and medical insurance benefits that are in effect at the time of your termination, subject to standard payroll deductions and withholdings, for six (6) months (the “Severance Period”). If you voluntarily resign or your employment is terminated for Cause (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this Agreement, “Cause” shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and the Company, or (v) your willful and habitual failure to attend to your duties as assigned by the Hot Topic CEO or Board of Directors of the Company, after written notice to you and no less than a 90-day period to cure such failure provided such failure to perform is subject to cure with the passage of time.

2.	CHANGE OF CONTROL

Following a Change in Control (as defined herein) the vesting of your Stock Options will be immediately accelerated such that one hundred percent (100%) of the Stock Options shall be vested and exercisable. For purposes of this Agreement, Change of Control is defined as follows: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

3.	OTHER

As a continuing employee of the Company, your employment will continue to be “at will”, subject to the terms of this letter, and the at-will nature of your employment relationship may not be modified except by a written agreement with the Chief Executive Officer of the Company. You will be expected to perform various duties consistent with your position. Your base salary will be subject to at least annual review, and you are eligible to participate in the Company’s standard benefits, and other benefits and compensation as may be granted to you from time to time. The Company may modify its benefits plans and compensation policies and other terms of employment (subject to the terms of this letter and applicable law) from time to time, as it deems necessary. This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles County, California for any lawsuit filed there against you by the Company arising from or related to this Agreement. In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys’ fees. Such recovery shall include court costs, out-of-pocket expenses, and attorneys’ fees on appeal, if any. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Sincerely,

/s/ Elizabeth McLaughlin
Elizabeth McLaughlin
CEO, Hot Topic

Accepted:

/s/ Chris Daniel
Chris Daniel
November 14, 2006
Date